Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into on July 10, 2007 by and between Real Time Systems Inc., a Connecticut corporation (“Company”) and Allen Nance (“Nance”).

RECITALS:

WHEREAS, the Company has acquired substantially all of the assets of Embedded Microsystems, Inc., a Texas corporation (“Former Company”), which is wholly owned (together with his spouse) and managed by Nance, pursuant to an Asset Purchase Agreement dated the date hereof among the Company, the Former Company, Nance and his spouse, Molly L. Nance (“Asset Purchase Agreement”).

WHEREAS, Nance has managed and directed the Former Company since its inception and it is a condition precedent to the closing of the Asset Purchase Agreement that the Company and Nance enter into this Employment Agreement.

NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements contained herein and in the Asset Purchase Agreement, the parties agree as follows:

AGREEMENT:

1. Duties and Term.

(a) The Company hereby employees Employee as President of the Company, to perform such duties as may be determined by the Board of Directors of the Company which are consistent with similar duties as are customary in the Company’s industry for an employee of Nance’s experience and office. Nance shall perform his duties in accordance with and subject to such policies, guidelines and directions as are consistent herewith and established by the Board of Directors of the Company from time to time. Nance acknowledges that as an executive performing services for a subsidiary of a publicly held company, Bolt Technology Corporation (“Parent”), that he will need to conform with certain policies and procedures that will be established by Parent and that may not previously have been incorporated in the policies and procedures of the Former Company managed by Nance.

(b) Employee shall devote his full effort, skill, and attention to the affairs of the Company and as much time as is reasonably required to faithfully perform his duties hereunder to promote the Company’s interests and observe and perform his agreements contained herein.

(c) The term of this Agreement shall commence as of July 1, 2007 and shall continue for a period of two (2) years from the date hereof and ending June 30, 2009 (“Initial Term”). At the end of the Initial Term, this Agreement may be extended for one (1) year by mutual agreement of the parties (said term, as the same may be extended, referred to as the “Term”).

2. Compensation. During the Term of this Agreement, the Company shall pay compensation to Employee in accordance with the standard payroll practices of the Company as follows:

(a) Base Salary. Nance’s base salary (“Base Salary”) shall be One Hundred Seventy-Five Thousand Dollars ($175,000.00) per year payable in equal installments on the Company’s normal salary payment dates, less normal deductions and withholding for taxes and FICA.

(b) Bonus Based on Net Sales. Nance shall be entitled to receive an annual bonus (“Bonus”) for the two (2) successive twelve (12) month periods (each, a “Bonus Periods”) commencing at the end of the twenty-four (24) month period for which Earn-Out Payments are payable under Section 2.4 of the Asset Purchase Agreement. The Bonus shall be equal to five percent (5%) of annual Net Sales (as defined in the Asset Purchase Agreement) of the Company in excess of annual Net Sales of $2,000,000. If Nance is employed by the Company for only part of a Bonus Period and the Bonus is otherwise payable pursuant to the terms hereof, the Bonus will be prorated for the portion of the Bonus Period Nance was employed. Any termination of this Agreement, whether voluntary or involuntary by either the Company or Nance shall automatically cause the Bonus to not be payable for any periods after such termination. The Bonus will be determined annually and paid in total, as a separate paycheck.

3. Expenses. The Company will reimburse Employee for all reasonable and necessary expenses incurred by him in carrying out his duties under this Agreement including reimbursement of all reasonable travel and entertainment expenses incurred by Employee. Employee shall present to the Company an itemized account of such expenses in such form as may be reasonably required by the Company. The Company may impose reasonable limitations on the amount of expenses Employee may incur on behalf of the Company.

4. Employee Benefit Plans. Nance shall be entitled to participate in any employee benefit plans that the Company from time to time offers to its employees generally or are offered generally by the Parent to employees of its subsidiaries to the extent Nance is eligible to participate in such plans, and under the same terms as provided to other key executive employees of the Company. Currently, the Company offers to eligible employees health insurance, life insurance and participation in a 401(k) retirement plan.

5. Vacations. Nance shall be entitled to three (3) weeks vacation during each calendar year of the Term. Such vacation shall be taken at times consistent with the proper performance by Nance of his duties and responsibilities. Vacation must be taken in the calendar year in which it accrues, otherwise it is forfeited.

6. No Hindrances. Nance represents and warrants to the Company that he is free to accept employment with the Company hereunder, and that he has no prior other obligations or commitments of any kind to anyone which would in any way hinder or interfere with his acceptance of and performance of such employment with the Company.

7. Other Business. (a) Nance shall devote his full working time, attention, and energy to the business of the Company and corporations affiliated with the Company, including Parent, and shall not during the term of this Agreement be engaged in any other business activity if pursued for gain, profit, or other pecuniary advantage. The foregoing shall not be construed as preventing Nance from making investments in businesses or enterprises provided such investments do not require any services on the part of Nance in the operation or the affairs of such businesses or enterprises, or interfere with the performance of his duties hereunder.

(b) Notwithstanding the foregoing, Nance shall be permitted to continue during the Term to work with the University of San Diego with respect to the HARP data logger, GPS Telemetry buffer and LCHEAPO data logger products included as part of the Excluded Assets under the Asset Purchase Agreement, so long as such activities do not interfere with his fulfilling his commitments hereunder and the operation of the Company business.

8. Termination. Subject to the provisions of this Paragraph 8, either Company or Nance may terminate this Agreement prior to the expiration of the Term, as provided for herein:

(a) Company shall have the right to terminate this Agreement for Cause (as hereinafter defined).

(b) The Company may terminate this Agreement for other than Cause or Nance may terminate this Agreement for Good Reason, provided that in such circumstances, the Company shall be obligated to:

(i)	pay to Nance, within thirty (30) days after the date of such termination, all accrued but unpaid amounts payable hereunder with respect to the period prior to the date of termination (including, without limitation, unused vacation pay to the extent accrued prior to termination) provided that any accrued Bonus shall be payable in accordance with the time frames set forth in Paragraph 2(b); and

(ii)	pay to Nance his Base Salary at the time of termination for a period equal to the lesser of three (3) months following the date of such termination or until the end of the remaining Term (the “Severance Period”). The Base Salary shall be paid as and when the same would otherwise have been required to be paid, assuming that Nance had remained employed under this Agreement during the Severance Period. In addition, Nance shall be entitled to receive any Bonus that he would otherwise be entitled to receive as if he was employed during the Severance Period, payable in accordance with the time frames set forth in Paragraph 2(b). The payments required to be paid under this Paragraph 8(b)(ii) are referred to herein as the “Severance Payments”.

Nance agrees to provide the Company with sixty (60) days prior written notice of his resignation from the Company, whether or not for Good Reason.

(c) If Company terminates this Agreement for Cause; or if Nance terminates this Agreement for other than Good Reason, then Company shall pay to Nance, within thirty (30) days after the date of such termination, all accrued but unpaid amounts payable hereunder with respect to the period ending on the date of termination (including, without limitation, Base Salary and unused vacation pay to the extent accrued). If

Nance’s employment is terminated under this subparagraph (c), any accrued but unpaid Bonus shall be forfeited.

(d)	For purposes of this Agreement, “Cause” shall mean:

(i)	Charges of criminal conduct by Nance involving commission of a felony, commission of a misdemeanor involving moral turpitude, or charges of embezzlement of corporate funds or property or failure to comply with all federal, state and local laws applicable to Nance’s duties; or

(ii)	Refusal to obey lawful instructions given by the Board of Directors of the Company or the President of Parent as to the performance of Nance’s duties under this Agreement as long as such instructions are consistent with duties normally performed by a senior executive of a company; or

(iii)	Willful conduct demonstrably and materially injurious to the Company or Parent or any affiliate of the foregoing; or

(iv)	An intentional and material breach by Nance of his duties and responsibilities hereunder which is not remedied within (30) days after receipt by Nance of written notice from the President of Parent (or if the nature of such breach is such that it cannot reasonably be completely cured within 30 days, if Nance shall not have commenced to cure said breach within said 30 day period and thereafter diligently pursued said cure to completion).

(e) For purposes of this Agreement, “Good Reason” shall mean that the Company shall materially breach this Agreement, and fail to cure such breach within (30) days after written notice by Nance to the Company of the breach (or, if the nature of such breach is such that it cannot reasonably be completely cured within 30 days, if Company shall not have commenced to cure said breach within said 30 day period and thereafter diligently pursued said cure to completion). Any election by Nance to terminate for “Good Reason” shall be made within two (2) months after the occurrence of the event or events constituting “Good Reason”.

(f) Nance acknowledges and agrees that the Severance Pay is the full amount of severance payable to Nance pursuant to the terms of this Agreement if Nance is terminated by the Company without Cause or if Nance terminates employment for Good Reason and that Severance Pay shall not accumulate or accrue. Nance further acknowledges that the Severance Pay is not payable if Nance is terminated for Cause, or if Nance voluntarily resigns (other than for Good Reason) or if employment is terminated as a result of death or disability. Nance acknowledges and agrees that a change of control of the Company in which Nance is offered continued employment is not an event requiring payment of Severance Pay provided that continued employment is on substantially the same terms and conditions as prior to a change of control (i.e., substantially the same responsibilities, salary and benefits). Nance further acknowledges that during the Severance Period, Nance shall not be entitled to participate in any employee benefit plans, except to the extent that Nance elects COBRA coverage which shall be at Nance’s expense.

(g) The Company’s obligation under this Paragraph 8 to pay Severance Pay shall be subject to the execution and delivery by Nance of a release, in customary form reasonably satisfactory to the Company, of claims against the Company and its affiliates arising out of this Agreement and Nance’s employment relationship with the Company.

9. Confidentiality and Covenant Not to Disclose.

(a) Nance agrees that, by virtue of the performance of the normal duties of his position with the Company and by virtue of the relationship of trust and confidence between Nance and the Company, he possess certain data and knowledge of operations of the Company and Parent which are proprietary in nature and confidential. Nance covenants and agrees that he will not, at any time, whether before or after the termination of this Agreement, reveal, divulge or make known to any person (other than the Company or Parent) or use for his own account, or for the benefit of any other person or entity other than the Company or Parent, any confidential or proprietary records, data, trade secrets, pricing policy, bid strategy, rate structure, personnel policy, method or practice of obtaining or doing business by the Company or Parent, or any other confidential or proprietary information whatsoever (the “Confidential Information”), whether or not obtained with the knowledge and permission of the Company or Parent and whether or not developed, devised or otherwise created in whole or in part by the efforts of Nance. Nance further covenants and agrees that he shall retain all such knowledge and information which he shall acquire or develop respecting such Confidential Information for the sole benefit of the Company and Parent and their successors and assigns.

(b) Nance acknowledges and agrees that all computer programs and disks, manuals, drawings, blueprints, letters, notes, notebooks, reports, books, procedures, forms, documents, records or papers, or copies thereof, pertaining to the operations or business of the Company or Parent made or received by Nance or made known to him in any way in connection with his employment and any other Confidential Information are and will be the exclusive property of the Company or Parent. Nance agrees not to copy or remove any of the above from the premises and custody of the Company or Parent, or disclose the contents thereof to any other person or entity, or make use thereof for his own purposes or for the benefit of any other person or entity, except as specifically authorized in writing by the President of Parent or in connection with the performance of his duties under this Agreement. Nance acknowledges that all such computer programs and disks, papers and other materials will at all times be subject to the control of the Company and Parent, and Nance agrees to surrender and return the same to the Company upon request of the Company, and in any event will surrender and return such no later than the termination of Nance’s employment hereunder, whether voluntary or involuntary. The Company may notify anyone employing Nance at any time of this provision of this Agreement.

(c) The obligations of this Paragraph 9 shall survive the termination of this Agreement.

10. Inventions and Discoveries. Nance hereby assigns, transfers and conveys to the Company all of Nance’s right, title and interest to, and shall promptly disclose to the President of Parent, all ideas, inventions, discoveries, or improvements (whether or not patentable) conceived or developed solely, or jointly with others, by Nance during his term of employment, (a) which relate directly or indirectly to the business of the Company or Parent as conducted at any time during his term of employment, (b) which relate to the actual or anticipated research or development activities of the Company or Parent, (c) which result from any work performed by Nance for the Company or Parent; or (d) for which Confidential Information of the Company or Parent was used. Upon the request of the Company, Nance shall execute and deliver to the Company any and all instruments, documents and papers, give evidence and do any and all other acts which the Company deems necessary or desirable to document such assignment, transfer and conveyance, or to enable the Company or Parent to file and prosecute applications for, and to acquire, maintain and enforce, any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such discoveries, or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The Company will be responsible for the preparation of any such instruments, document and papers and shall reimburse Nance for all reasonable expenses incurred by him in complying with the provisions of this Paragraph 10; provided, Nance shall not be entitled to any further compensation or consideration for performance of his obligations under this Paragraph 10. The obligations of Nance under this Paragraph 10 shall survive the termination of this Agreement.

11. Business Materials and Property of the Company and Bolt. All written materials, records and documents (whether hard copies or in electronic media) made by Nance or coming into his possession concerning the business or affairs of the Company or Parent shall be the sole property of the Company or Parent and, upon termination of his employment with the Company, Nance shall deliver the same to the Company and shall retain no copies. Nance shall also return to the Company all other property in his possession owned by the Company or Parent upon termination of his employment. The obligations of Nance under this Paragraph 11 shall survive the termination of this Agreement.

12. Breach by Nance. (a) It is expressly understood, acknowledged and agreed by Nance that (i) the restrictions contained in Paragraphs 9 through 11 of this Agreement are given in consideration of the Company’s agreements contained herein, and represent reasonable and necessary protections of the legitimate interest of the Company and Parent and that Nance’s failure to observe and comply with the covenants and agreements in those Paragraphs will cause irreparable harm to the Company and/or Parent; (ii) it is and will continue to be difficult to ascertain the nature, scope and extent of the harm; and (iii) a remedy at law for such failure by Nance will be inadequate. Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which the Company and Parent may have in the event of any breach of those paragraphs, the Company and Parent shall each be entitled, and each is expressly and irrevocably authorized by Nance, to demand and obtain specific performance; including without limitation, temporary and permanent injunctive relief, and all other appropriate equitable relief against Nance, in order to enforce against Nance, or in order to prevent any breach or any threatened breach by Nance, of the covenants and agreements contained in those paragraphs.

(b) Without limiting the foregoing, it is further acknowledged and agreed that Nance’s entering into this Agreement was a major inducement to the Company to enter into the Asset Purchase Agreement. Therefore, Nance and the Former Company as indicated below, acknowledge and agree that in the event of a breach by Nance hereunder which constitutes “Cause,” then the Company shall be entitled to cease payment of the Earn-Out Payment for all periods of such breach.

13. Miscellaneous.

(a) This Agreement sets forth the entire agreement and understanding of the parties concerning the employment of Nance by the Company and is intended to supplement the Asset Purchase Agreement.

(b) No representation, promise, inducement, or statement of intention has been made by or on behalf of either party hereto which is not set forth in this Agreement.

(c) This Agreement may not be amended or modified except by written instrument executed by the parties hereto.

(d) Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be in writing and delivered in person, by overnight delivery by nationally recognized carrier, or sent by certified mail to Nance and to the Company as specified hereafter, or to such other address as either party shall designate by written notice to the other:

If to the Company:

Real Time Systems Inc.

c/o Bolt Technology Corporation

4 Duke Place

Norwalk, CT 06854

Attention: President

If to Nance:

Allen Nance

108 East Austin Street

Fredericksburg, TX 78624

(e) The terms and provisions of this Agreement shall inure to the benefit of Nance, the Company and Parent, and their respective subsidiaries, affiliates, heirs, legal representatives, successors and assigns.

(f) The failure of the Company at any time or from time to time to require performance of any of Nance’s obligations under this Agreement shall in no manner affect the Company’s right to enforce any provision of this Agreement at a subsequent time and shall not constitute a waiver by the Company of any right arising out of any subsequent breach.

(g) This Agreement shall be subject to and governed by the laws of the State of Connecticut.

(h) In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect, provided that the severing of such provision or portion thereof will not materially change the substance of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written to be effective for the period described therein.

REAL TIME SYSTEMS INC.

By:	/s/ Raymond M. Soto
Raymond M. Soto
Chairman

/s/ W. Allen Nance
Allen Nance

Agreed as to Paragraph 12:

EMBEDDED MICROSYSTEMS, INC.

By:	/s/ W. Allen Nance
Allen Nance
President